Exhibit 4.1

Dividend Reinvestment Plan

July 19, 2013

Plan Summary and Plan

Introduction

This document provides information about Franco-Nevada Corporation’s (“Franco-Nevada”) Dividend Reinvestment Plan (the “Plan”), and has three parts: (i) Frequently Asked Questions; (ii) a summary of some of the Canadian and U.S. income tax considerations relating to participation in the Plan; and (iii) a copy of the text of the Plan. In case of a difference between information given in other parts of this document and the text of the Plan, the provisions of the Plan will govern.

Certain terms of the Plan may be amended from time to time. You are advised to contact Computershare Trust Company of Canada (the “Agent”), who acts as administrative agent and record keeper in maintaining the records pertaining to accounts of participants in the Plan (the “Participants”), to find out about any amendments to the Plan, a particular feature of the Plan, or details of an administrative nature.

Computershare Trust Company of Canada

8th Floor, North Tower, 100 University Avenue

Toronto, Ontario, Canada M5J 2Y1

1-800-982-8760

www.investorcentre.com/service

Participation in the Plan will have important tax consequences. All tax information included herein is of a general nature and does not constitute legal or tax advice to any Participant. Participants should consult a tax advisor for advice regarding the tax consequences of participating in the Plan.

If you are a United States resident and a holder of common shares of Franco-Nevada Corporation  and have received this document, please see the prospectus relating to the Dividend Reinvestment Plan, including the United States federal income tax considerations and risk factors included therein and the documents incorporated by reference therein, which forms part of the Registration Statement on Form F-3 relating to the Plan (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”). The Registration Statement and our U.S. filings are electronically available from the SEC’s Electronic Document Gathering and Retrieval System, which is commonly known by the acronym EDGAR and may be accessed at www.sec.gov.

Notice to Non-Registered Beneficial Holders

Non-registered beneficial holders of Franco-Nevada’s common shares (“Common Shares”) (i.e. Shareholders, as defined in the Plan, who hold their Common Shares through an intermediary such as a financial institution, broker or other nominee) should consult with that intermediary to determine the procedures for participation in the Plan. The administrative practices of such intermediaries may vary and, accordingly, the various dates by which actions must be taken and documentary requirements set out in the Plan may not be the same as those required by intermediaries. Some intermediaries may require non-registered beneficial Shareholders to become registered Shareholders in order to participate in the Plan. There may be a fee charged by some intermediaries for non-registered beneficial Shareholders to become registered Shareholders which will not be covered by Franco-Nevada or the Agent.

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Frequently Asked Questions

1. What is the Plan?

This Plan is voluntary and allows Participants to acquire additional Common Shares through reinvestment of the cash dividends paid on their respective shareholdings. All Common Shares acquired by a Participant under the Plan will be automatically enrolled in the Plan.

Shareholders who do not enrol their Common Shares in the Plan will continue to receive cash dividends on those shares in the usual manner.

2. What are some advantages of participating in the Plan?

The Plan offers Participants a cost-effective and convenient way to increase their investment in Franco-Nevada by purchasing Common Shares through the investment of dividends.  Full reinvestment of funds (less applicable withholding tax) is assured under the Plan because the Plan permits fractional shares, as well as whole shares, to be credited to the Participants’ accounts.

Generally, the price of Common Shares acquired with reinvested dividends on a Participant’s Common Shares will be the Average Market Price (as defined in the Plan). There may also be a discount of up to 5% from the Average Market Price for Treasury Acquisitions (as defined in the Plan) in connection with the reinvestment of dividends on a Participant’s Common Shares. The discount does not apply to Market Acquisitions (as defined in the Plan) of Common Shares. Franco-Nevada will announce by way of press release and in dividend announcements any applicable discount from the Average Market Price in the case of Treasury Acquisitions.

Registered Participants do not have to pay any brokerage commissions or other fees to purchase Common Shares with reinvested dividends and all administration costs of the Plan are paid by Franco-Nevada. Registered Participants will receive a statement of reinvested dividends and Common Shares held in the Plan following each applicable Dividend Payment Date (as defined in the Plan).

3. Who is eligible to participate in the Plan?

Any registered holder of Common Shares residing in Canada or the U.S. is eligible to participate in the Plan at any time. Non-registered beneficial owners of Common Shares (Shareholders who hold their shares through an intermediary such as a financial institution, broker or other nominee) residing in Canada or the U.S. may also participate but should contact their intermediary to determine procedures for participation in the Plan.

4. How do I enrol in the Plan?

Franco-Nevada will announce when Shareholders can begin enrolling in the Plan. After this announcement, a registered holder of Common Shares (who is a resident of Canada or the U.S.) may participate in the Plan by completing a Reinvestment Enrollment — Participant Declaration Form (the “Enrollment Form”) and sending it to the Agent at Computershare Trust Company of Canada, 8th Floor, North Tower, 100 University Avenue, Toronto, Ontario, Canada M5J 2Y1, or by enrolling online through the Agent’s self-service web portal, Investor Centre, at www.investorcentre.com/franco-nevada. An Enrollment Form may be obtained at any time upon request to the Agent by calling 1-800-564-6253 or by downloading the form from www.investorcentre.com. An Enrollment Form must be received by the Agent no later than 5:00 p.m. (Toronto time) five (5) business days prior to the applicable record date of a dividend to

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participate in such dividend. CDS and DTC will provide separate instructions to the Agent regarding the extent of their participation on behalf of Beneficial Shareholders.

Beneficial owners of Common Shares (Shareholders who hold their shares through an intermediary such as a financial institution, broker or other nominee) who would like to participate in the Plan should contact their intermediary to arrange for enrollment in the Plan on their behalf, or transfer the Common Shares into their own name and then enrol in the Plan directly.

5. Can I enrol only some of my shares in the Plan?

You may enrol some or all of the Common Shares you own in the Plan. All dividends paid on Common Shares enrolled in the Plan will be reinvested in additional Common Shares.

6. How will Common Shares be acquired for Participants under the Plan?

Cash dividends payable (less applicable withholding tax) on Common Shares enrolled in the Plan will be aggregated and then used by the Agent to acquire Common Shares for Participants by Market Acquisitions as defined in the Plan. Common Shares may also be issued from Franco-Nevada’s treasury in the case of Treasury Acquisitions as defined in the Plan. Common Shares acquired through participation in the Plan will, in turn, be automatically enrolled in the Plan.

7. What will be the price of the Common Shares acquired under the Plan?

Franco-Nevada does not control the price of Common Shares acquired under the Plan. If Common Shares are purchased through a Market Acquisition the price will be the Average Market Price on the applicable Dividend Payment Date (denominated in the currency in which the Common Shares trade on the applicable stock exchange). The price of Common Shares acquired through a Treasury Acquisition will be the Average Market Price on the Dividend Payment Date subject to a discount of up to 5% as determined by Franco-Nevada.

All brokerage commissions, fees and transaction costs incurred by the Agent to acquire the Common Shares under the Plan will be paid for by Franco-Nevada.

8. Will certificates or DRS advices be issued for Common Shares purchased under the Plan?

Generally, no. Instead, the Agent will maintain an account for each Participant in the Plan, which will report the number of Common Shares purchased with reinvested dividends.

9. What kind of statements will I receive if I participate in the Plan?

For Participants who are registered holders of Common Shares, a statement of account will be mailed by the Agent to each Participant on a monthly basis approximately two to three weeks after each Investment Period (as defined in the Plan). This statement will set out the amount of cash dividends paid on the Participant’s Common Shares, the number of Common Shares purchased under the Plan, the purchase price per Common Share and the updated total number of Common Shares being held by the Agent for the Participant in their account. In addition, each Participant will receive the appropriate information annually from the Agent for reporting dividends for tax purposes.

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Beneficial owners of Common Shares (Shareholders who hold their shares through an intermediary such as a financial institution, broker or other nominee) will receive information regarding reinvestment of dividends from their intermediary, in accordance with their intermediary’s administrative practices.

10. How do I withdraw Common Shares from the Plan?

A registered Participant who wishes to withdraw Common Shares from the Plan, but who does not wish to terminate participation in the Plan, may obtain a certificate or DRS Advice for any number of whole Common Shares held in his or her account by duly completing the withdrawal portion of the voucher located on the reverse of the statement of account and delivering it to the Agent or by following the instructions at the Agent’s Investor Centre web portal, at www.investorcentre.com/franco-nevada . A Participant who withdraws Common Shares from the Plan but does not terminate participation in the Plan will continue to participate in the Plan for the Common Shares withdrawn. A certificate or DRS Advice will not be issued for a fraction of a share.

A certificate or DRS Advice will generally be issued to a Participant within three weeks of receipt by the Agent of a Participant’s written request.

A Participant may also request the sale of Common Shares held under the Plan by duly completing the withdrawal portion of the voucher on the reverse side of the statement of account and delivering it to the Agent.

In this event, the Agent will sell such shares through a broker-dealer designated by the Corporation from time to time. The registered Participant will be charged a commission by the broker-dealer, which commission will be deducted from the cash proceeds of the sale to be paid to the registered Participant. The Agent will deliver the net proceeds of the sales after deducting brokerage commissions and transfer and withholding taxes, if any, to the Participant.

11. How do I terminate my participation in the Plan?

Participation in the Plan may be terminated by a registered Participant by duly completing the termination portion of the voucher on the reverse side of the statement of account, signed by the registered Participant(s), no later than 5:00 p.m.(Toronto time) five (5) business day before the Record Date and delivering it to the Agent or by following instructions at the Agent’s Investor Centre web portal, www.investorcentre.com/franco-nevada.

The registered Participant will receive from the Agent a certificate or DRS Advice for the whole number of Common Shares held in the Participant’s account and a cash payment for any fraction of a Common Share which will be converted by the Agent at the prevailing market price at the time of sale.

A registered Participant may also request the sale of Common Shares held for his or her account pursuant to the Plan by duly completing the termination portion of the voucher on the reverse side of the statement of account and delivering it to the Agent.

In this event, the Agent will sell such shares through a broker-dealer designated by the Corporation from time to time. The registered Participant will be charged a commission by the broker-dealer, which commission will be deducted from the cash proceeds of the sale to be paid to the registered Participant. The Agent will deliver the net proceeds of the sale after deducting brokerage commissions and withholding and transfer taxes, if any, to the registered Participant.

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Request for termination of participation in the Plan made by a duly appointed legal representative of an estate must be accompanied by the appropriate documentation. The Agent will issue a certificate or DRS Advice for the whole number of Common Shares in the Participant’s account and a cash payment for any fraction of a Common Share in the account which will be converted by the Agent at the prevailing market price at the time of sale.

If the request is received less than five (5) business days before a record date for a dividend, or between a record date and a Dividend Payment Date (as defined in the Plan), these requests will be processed within three weeks after the applicable Dividend Payment Date.

No terminations will be processed between a record date and the completion of the applicable Investment Period.

Beneficial owners of Common Shares (shareholders who hold their shares through an intermediary such as a financial institution, broker or other nominee) should contact their intermediary to withdraw Common Shares from the Plan, to terminate their participation in the Plan or to sell any or all Common Shares held under the Plan.

12. What is the cost of participation in the Plan?

All administrative costs of the Plan are paid by Franco-Nevada, other than reasonable brokerage commissions and any applicable taxes, payable on the sale of Common Shares held under the Plan. However, Participants who enrol in the Plan through an intermediary such as a financial institution, broker or other nominee may be subject to charges by their intermediary.

13. What are the tax consequences of participating in the Plan?

The reinvestment of dividends does not relieve Participants of any liability for taxes that may be payable on those dividends. Participants will be taxed on dividends reinvested under the Plan in the same manner as if the Participants had received the dividends in cash. For a summary of the principal Canadian federal and U.S. federal income tax considerations applicable to participating in the Plan, please refer to the “Tax Considerations” section of this document.

Tax Considerations

Each Participant should consult their own tax advisor regarding the tax consequences to them of participating in the Plan. This summary is general in nature and is not tax advice, or intended to be tax advice, to any particular Participant. The fact that dividends are invested under the terms of the Plan does not relieve the Participants of any liability for taxes that may be payable on such dividends. The following summary is based on the current provisions of the Income Tax Act (Canada) (the “Tax Act”) in force as at the date of this publication (July 19, 2013) and does not take into account or anticipate any other change in law and does not take into account provincial or territorial income tax laws or those of any country other than Canada and the U.S. Participants should consult their tax advisors from time to time in order to obtain up-to-date tax information. Participants are also urged to read the section entitled “Tax Considerations” in the Plan, which contains more information with respect to the consequences of participating in the Plan.

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Canadian Federal Income Tax Considerations

The following is a general summary of some of the principal Canadian federal income tax considerations generally applicable to a Participant who holds, or is deemed to hold, Common Shares as capital property, does not hold or use such Common Shares in the course of carrying on a business in which the Participant buys or sells securities, and did not acquire such Common Shares in one or more transactions considered to be an adventure in the nature of trade. This summary is not applicable to: (i) a Participant that is a “financial institution” for the purposes of the “mark-to-market” rules; (ii) a Participant an interest in which is or would be a “tax shelter investment”; (iii) a Participant that is a “specified financial institution” or a “restricted financial institution”; (iv) a Participant that is a corporation resident in Canada that is or becomes subject to the foreign affiliate dumping rules in section 212.3 of the Tax Act; or (v) a Participant that has made a functional currency election, all within the meaning of the Tax Act. This summary is of a general nature only, is not exhaustive of all possible tax considerations that may apply to a Participant and is not intended to be legal or tax advice to any particular Participant. Accordingly, Participants are advised to consult their own tax advisors with respect to their particular circumstances.

Participants will be subject to tax on all dividends that are reinvested pursuant to the Plan in the same manner as if those dividends were received by the Participant in cash.

The cost to a Participant of Common Shares acquired in a Market Acquisition on the reinvestment of dividends will be the Average Market Price. The adjusted cost base of such Common Shares will be the average of the cost of such shares and the adjusted cost base of all other Common Shares owned by the Participant at that time.

A Participant who is resident in Canada and who disposes, either directly by such Participant or by the Agent, of Common Shares purchased under the Plan will realize a capital gain or capital loss on such disposition. Generally, one half of any such capital gain will be included in the Participant’s income. Where a Participant receives a cash payment in respect of fractional shares upon termination of participation in the Plan, such a payment may be treated as a deemed payment of a dividend and/or constitute a disposition of those fractional shares giving rise to proceeds of disposition.

A Participant who is a non-resident of Canada will be subject to Canadian non-resident withholding tax on all dividends that the Participant was otherwise entitled to receive in cash. The amount of dividends that may be invested in Common Shares is the amount of the dividend less the applicable amount of withholding tax. The rate of such withholding tax is generally 25%, unless reduced pursuant to an applicable tax treaty. Such rate is generally reduced to 15% under the terms of the Canada-United States Tax Treaty (the “Treaty”) in the case of dividends paid or credited to a U.S. resident who is entitled to benefits under the Treaty, and who is the beneficial owner of such dividends.

For a more complete summary of these matters, please see the section of the Plan entitled “Certain Canadian Federal Income Tax Considerations.

United States Federal Taxes

For United States federal income tax purposes, a U.S. holder who participates in the Plan will generally be treated as receiving a taxable distribution equal to the sum of (a) the fair market value of the Common Shares credited to the shareholder’s Plan account; (b) any cash distributions actually received by the shareholder with respect to Common Shares not included in the Plan; (c) any applicable sales or brokerage fees the Corporation pays on the U.S. Participant’s behalf; and (d) any fees or tax withholdings, including Canadian withholding taxes, subtracted from a distribution prior to purchase of Common Shares.

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FRANCO-NEVADA CORPORATION

DIVIDEND REINVESTMENT PLAN

(July 19, 2013)

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FRANCO-NEVADA CORPORATION

DIVIDEND REINVESTMENT PLAN

1.              PURPOSE

The Plan (as defined below) of the Corporation (as defined below) provides a method for holders of Common Shares (as defined below) of the Corporation (who are residents of Canada or the U.S.) to purchase additional Common Shares by reinvesting cash dividends (less applicable withholding tax). Each such Common Share acquired pursuant to the Plan will be acquired without payment of brokerage commissions or service charges of any kind. Subject to discounts referred to below, Common Shares will be acquired at prevailing market prices (as described herein).

2.              SUMMARY OF BENEFITS TO PARTICIPANTS

Shareholders may wish to consider the following benefits to Participants (as defined below) in the Plan:

1. There are no brokerage commissions or service charges for Common Shares purchased pursuant to the Plan and all administration costs (other than those identified herein) of the Plan will be paid by the Corporation. However, Participants who enrol in the Plan through a Nominee (as defined below) may be subject to fees charged by their Nominee.

2. Full reinvestment of dividends (less applicable withholding tax) after any applicable Canadian non-resident withholding tax is achieved since the Plan permits fractions of Common Shares computed to six decimal places, to be credited to a Participant’s account.

3. All Common Shares purchased under the Plan will be held for the Participant’s account by the Agent as agent on behalf of the Participant. The Agent will provide statements to each Participant following each Investment Period (as defined below).

4. Participation in the Plan may be terminated at any time subject to the notice and settlement requirements of the Plan.

3.              DEFINITIONS

“Agent” means Computershare Trust Company of Canada, or such other agent as is appointed by the Corporation from time to time to act as agent under the Plan;

“Average Market Price” has the meaning set out in Section 8 below;

“business day” means a day on which the Toronto Stock Exchange or the New York Stock Exchange (or any of its successors on which the Common Shares are then listed for trading) is open for business;

“CDS” means CDS Clearing and Depository Services Inc.;

“Common Shares” means the common shares in the capital of the Corporation as the same may be constituted from time to time;

“Corporation” means Franco-Nevada Corporation, and any successor corporation;

“Dividend Payment Date” means the date upon which a dividend is paid by the Corporation;

“DTC” means The Depository Trust Company;

“DRS Advice” means Direct Registration System Advice, a record of the security transaction affecting a securityholder’s account on the books of an issuer as part of the Direct Registration System.

“Investment Period” means the period, after a dividend is paid by the Corporation, in which the Agent purchases Common Shares under the Plan;

“Market Acquisition” has the meaning set out in Section 6 below;

“Nominee” refers to an intermediary such as a financial institution, broker, or other nominee who holds Common Shares registered in their own name on behalf of a beneficial owner of Common Shares who is eligible to participate in the Plan;

“Participants” mean registered holders or beneficial owners of at least one Common Share who, on the applicable record date for a cash dividend, are residents of Canada or the U.S. and who are otherwise eligible to participate in the Plan and elect to do so by, in the case of registered holders, completing and delivering the appropriate authorization forms to the Agent or, in the case of beneficial owners, having their Nominee register through CDS or DTC, as applicable, as more particularly described in the Plan;

“Plan” means this Dividend Reinvestment Plan;

“Shareholder” means a registered holder of Common Shares or a beneficial owner of Common Shares, as the context requires; and

“Treasury Acquisition” has the meaning set out in Section 6 below.

4.              PARTICIPATION

Except as described below, a registered holder of Common Shares who is a resident of Canada or the U.S. is eligible to participate in the Plan at any time by enrolling some or all of their Common Shares and completing the required Reinvestment Enrollment — Participant Declaration Form (an “Enrollment Form”) and sending it to the Agent at the address referred to under the heading “Notices” or by enrolling online through the Agent’s self-service web portal, Investor Centre, at www.investorcentre.com/franco-nevada.

An Enrollment Form may be obtained at any time upon request to the Agent by calling 1-800-564-6253 or by following the instructions provided on the Corporation’s website at www.franco-nevada.com.

CDS and DTC will provide separate instructions to the Agent regarding the extent of its participation in the Plan on behalf of Beneficial Shareholders.

Beneficial owners of Common Shares whose shares are not registered in their own name and who wish to participate in the Plan may only participate in the Plan if they: (i) transfer their Common Shares into their own name and then enrol in the Plan directly; or (ii) arrange for their Nominee to enrol in the Plan on their behalf by registering with CDS or DTC. Beneficial owners of Common Shares should contact their Nominee to provide instructions on how they would like to participate in the Plan. Once a Shareholder has enrolled in the Plan, participation continues automatically, unless terminated in accordance with the terms of the Plan.

Under the terms of the Plan, Participants direct the Agent to reinvest cash dividends (less applicable withholding tax) on all or some of the Common Shares and fractions thereof which are enrolled in the Plan.

A registered holder of Common Shares shall become a Participant with regard to the reinvestment of dividends as of the first Dividend Payment Date following receipt by the Agent of a duly completed Enrollment Form provided that the Enrollment Form is received not less than 5:00 p.m. (Toronto time) five (5) business days before the record date for the dividend payable on such Dividend Payment Date. If an Enrollment Form is received by the Agent less than five (5) business days before the record date for a particular dividend, that dividend will be paid to the Shareholder in the usual manner and participation in the Plan will commence with the next dividend. Dividend record dates for the Common Shares will be announced by the Corporation in advance.

Participants should note that Common Shares acquired outside of the Plan may not be registered in exactly the same name or manner as Common Shares enrolled in the Plan and therefore may not be automatically enrolled in the Plan. Participants purchasing additional Common Shares outside of the Plan are advised to contact the Agent to ensure that all Common Shares owned by them are enrolled in the Plan.

The Corporation, the Agent and any Nominee reserve the right to deny participation in the Plan, and to not accept an Enrollment Form from, any person or agent of such person who appears to be, or who the Corporation, the Agent or such Nominee has reason to believe is, subject to the laws of any jurisdiction which does not permit participation in the Plan in the manner sought by or on behalf of such person. Shareholders should be aware that certain Nominees may not allow participation in the Plan and the Corporation is not responsible for monitoring or advising which Nominees allow participation.

All funds received by the Agent under the Plan will be applied to the purchase of Common Shares. In no event will interest be paid to Participants on any funds held for investment under the Plan.

By enrolling in the Plan, whether directly as a Participant or indirectly through CDS or DTC or through a Nominee, a registered holder or beneficial owner of Common Shares, as applicable, shall be deemed to have: (i) represented and warranted to the Corporation and the Agent that they are eligible to participate in the Plan; (ii) appointed the Agent to receive from the Corporation, and directed the Corporation to credit the Agent with, all dividends (less any applicable withholding taxes) payable in respect of all Common Shares registered in the name of the Shareholder enrolled in the Plan or held under the Plan for its account or, in the case of an owner of Common Shares enrolled indirectly through CDS or DTC or through a Nominee, that are enrolled on its behalf in the Plan; and (iii) authorized and directed the Agent to reinvest such dividends (less any applicable withholding taxes) in Common Shares, all in accordance with the provisions of the Plan as set forth herein and otherwise upon and subject to the terms and conditions described herein.

The right to participate in the Plan is not assignable by a Participant.

5.              ADMINISTRATION

Computershare Trust Company of Canada (the “Agent”) acts as the Agent for the Participants under the Plan pursuant to an agreement which may be terminated by the Corporation or the Agent at any time upon thirty (30) days’ prior written notice to the other party. On each dividend payment date, the Corporation shall pay to the Agent on behalf of the Participants all cash dividends payable in respect of such Participants’ Common Shares (less any applicable withholding taxes). The Agent shall use such funds to purchase Common Shares for the Participants. Common Shares purchased under the Plan will be registered in the name of the Agent, as agent for Participants in the Plan. Should Computershare Trust Company of Canada cease to act as Agent under the Plan, another agent will be designated by the Corporation, in its discretion.

6.              SOURCE OF COMMON SHARES

The Common Shares acquired by the Agent under the Plan will be, at the Corporation’s election, determined from time to time, either newly issued Common Shares acquired from the Corporation (a “Treasury Acquisition”) or Common Shares purchased on the Canadian open market through the facilities of either, at the Corporation’s option, the Toronto Stock Exchange or an alternative Canadian open market, as applicable (in respect of Participants resident in Canada) or the New York Stock Exchange (in respect of Participants resident in the United States) (either a “Market Acquisition”) at the Corporation’s option.  The proceeds received by the Corporation from the issue of new Common Shares under the Plan will be used for general corporate purposes.

7.              METHOD OF PURCHASE

Cash dividends payable on Common Shares in the Plan (less any applicable withholding tax) will be paid to the Agent and applied automatically by the Agent in each Investment Period to the purchase of Common Shares for the Participant by way of a Treasury Acquisition or Market Acquisition, as determined by the Corporation in its sole discretion. Dividends paid to non-resident Shareholders will be subject to any applicable withholding tax.

A Participant’s account will be credited with the number of Common Shares, including fractions computed to six decimal places, which is equal to the dividends (less applicable withholding tax) reinvested for such Participant divided by the applicable purchase price. Full reinvestment of dividends under the Plan is possible because fractions of Common Shares as well as whole Common Shares are credited to a Participant’s account. The rounding of any fractional interest is determined by the Agent using such methods as it deems appropriate in the circumstances.

Common Shares purchased pursuant to the Plan will be registered in the name of the Agent or its nominee, as agent for Participants.

8.              PRICE OF COMMON SHARES

Dividends on Common Shares otherwise payable to Participants will be paid to the Agent as agent for such Participants and will be applied to the purchase of Common Shares by the Agent either through a Treasury Acquisition or a Market Acquisition.

The Corporation does not control the price of Common Shares acquired under the Plan. The purchase price allocated for each Common Share acquired by the Agent under the Plan during each Investment Period (the “Average Market Price”) will be:

(a)                                 in the case of a Treasury Acquisition, subject to the discount referred to below, the average closing price of the Common Shares (denominated in the currency in which the Common Shares trade on the applicable stock exchange) traded on the Toronto Stock Exchange or an alternative Canadian open market, as applicable (with respect to Treasury Acquisitions acquired on behalf of Participants resident in Canada) or the New York Stock Exchange (with respect to Treasury Acquisitions acquired on behalf of Participants resident in the United States) for the five (5) consecutive trading days on which at least a board lot of Common Shares traded ending on the day immediately prior to the applicable Dividend Payment Date; and

(b)                                 in the case of a Market Acquisition, the average price paid (excluding brokerage commissions, fees and all transaction costs) per Common Share (denominated in the currency in which the Common Shares trade on the applicable stock exchange) purchased by the Agent on behalf of Participants on the Toronto Stock Exchange, the New York Stock Exchange or any other alternative Canadian market, as applicable, for all Common Shares purchased in respect of an Dividend Payment Date under the Plan. The Agent will acquire the applicable aggregate number of Common Shares by a Market Acquisition in a manner, provided herein, on the applicable Dividend Payment Date or such date or dates as soon as practicable within three (3) Trading Days immediately after the Dividend Payment Date unless otherwise directed by the Corporation.

In the case of a Treasury Acquisition, there may be a discount of up to 5% from the Average Market Price. The Corporation will determine from time to time and in its sole discretion the amount of any applicable discount. The Corporation will announce by way of press release and in dividend announcements any applicable discount from the Average Market Price.

9.              COSTS

There is no brokerage commission payable by Participants with respect to Common Shares purchases under the Plan because the Corporation is responsible for any brokerage fees associated with purchases under the Plan. A Participant will be responsible for brokerage commissions on a sale of Common Shares effected by the Agent as described under “Termination of Participation”. All administrative costs of the Plan are paid by the Corporation. However, Participants who enrol in the Plan through their Nominee may be subject to charges by their Nominee.

10.       STATEMENTS OF ACCOUNT

The Agent will maintain an account for each Participant. A statement of account will be mailed by the Agent to each Participant on a monthly basis approximately two to three weeks after the completion of each Investment Period.

Such statement of account will set out the amount of cash dividends paid on the Participant’s Common Shares, the number of Common Shares purchased under the Plan, the purchase price per share and the updated total number of Common Shares being held by the Agent for the Participant in his or her account. These statements of account are a Participant’s continuing record of the cost of purchases and Participants are solely responsible for retaining all such statements for tax and other purposes. In addition, each Participant will receive the appropriate information annually from the Agent for reporting dividends on the Common Shares for tax purposes.

11.       WITHDRAWAL OF PLAN SHARES

Common Shares purchased under the Plan for a Participant will be held in the name of the Agent, or its nominee, for such Participant and reported on the Participant’s statement of account. However, a registered Participant who does not wish to terminate participation in the Plan may obtain a certificate or DRS Advice for any number of whole Common Shares held in his or her account by duly completing the withdrawal portion of the voucher located on the reverse of the statement of account and delivering it to the Agent or by following the instructions at the Agent’s Investor Centre web portal, at

www.investorcentre.com/franco-nevada. A certificate or DRS Advice will not be issued for a fraction of a share.

Plan accounts for a Participant will be maintained in the name in which certificates and DRS Advices, as applicable, were registered with the Corporation at the time such Participant enrolled in the Plan. Consequently, a certificate or DRS Advice for whole Common Shares withdrawn from the account maintained for a Participant by the Agent will be registered in the same manner when issued.

Common Shares being held by the Agent for a Participant pursuant to the Plan may not be pledged, sold or otherwise disposed of by a Participant. A registered Participant who wishes to do so must request that a certificate or DRS Advice for the required number of Common Shares be issued before such action may be taken. Beneficial Participants should contact their Nominee to determine the procedures for any such action.

A certificate or DRS Advice will generally be issued to a Participant within three weeks of receipt by the Agent of a Participant’s written request.

A registered Participants may request the sale of any number of whole Common Shares on his or her behalf without terminating the registered Participant’s participation in the Plan by duly completing the withdrawal portion of the voucher on the reverse side of the statement of account and delivering it to the Agent. In this event, the Agent will sell such shares through a broker-dealer designated by the Corporation from time to time. The registered Participant will be charged a commission by the broker-dealer, which commission will be deducted from the cash proceeds of the sale to be paid to the registered Participant. Commissions charged on such sales will be charged at the customary rates charged from time to time by the broker-dealer. The proceeds of such sale, less brokerage commissions and transfer and withholding taxes, if any, will be paid to the selling Participant by the Agent. Common Shares in a Participant’s account held pursuant to the Plan that are sold may be commingled with Common Shares of other selling Participants, in which case, the proceeds to each selling Participant will be based on the average sale price of all shares so commingled and sold on the same day.

12.       TERMINATION OF PARTICIPATION

Participation in the Plan may be terminated by a registered Participant by duly completing the termination portion of the voucher on the reverse side of the statement of account signed by the registered Participant and delivering it to the Agent no later than 5:00 p.m. (Toronto time) five (5) business days before the Record Date or by following the instructions at the Agent’s Investor Centre web portal, at www.investorcentre.com/franco-nevada. If the request is received less than five (5) business days before a record date for a dividend, these requests will be processed within three weeks after the applicable Dividend Payment Date. No terminations will be processed between a record date and the completion of the applicable Investment Period.

When a registered Participant terminates participation in the Plan, the Participant will receive from the Agent a certificate or DRS Advice for the whole number of Common Shares held in the Participant’s account and a cash payment for any fraction of a Common Share which will be converted by the Agent at the prevailing market price at the time of sale.

A registered Participant may also request the sale of all the Common Shares held for his or her account pursuant to the Plan by duly completing the termination portion of the voucher on the reverse side of the statement of account and delivering it to the Agent. In this event, the Agent will sell such shares through a broker-dealer designated by the Corporation from time to time. If the request is received less than five (5) business days before a record date for a dividend, or between a record date and a Dividend Payment Date, the request will be processed within three weeks after the applicable Dividend Payment Date. No terminations will be processed between a record date and the completion of the applicable Investment Period. The registered Participant will be charged a commission by the broker-dealer, which commission will be deducted from the cash proceeds of the sale to be paid to the registered Participant. Commissions charged on such sales will be charged at the customary rates charged from time to time by the broker-dealer. The proceeds of such sale, less brokerage commissions and transfer and withholding taxes, if any, will be paid to the terminating Participant by the Agent. Common Shares in a Participant’s account held pursuant to the Plan that are sold may be commingled with Common Shares of other terminating Participants, in which case, the proceeds to each terminating Participant will be based on the average sale price of all shares so commingled and sold on the same day.

Participation in the Plan for a registered Participant will be terminated upon receipt by the Agent of evidence of the death of a Participant from such Participant’s duly appointed legal representative. In such case, a certificate or DRS Advice for the whole number of Common Shares in the Participant’s account will be issued in the name of the deceased Participant and/or the name of the estate of the deceased Participant, as appropriate, along with a cash payment for any fraction of a Common Share in the account which will be converted by the Agent at the prevailing market price at the time of sale. Requests for issuance of a certificate, DRS Advice and/or a cash payment for a fractional Common Share in the name of an estate must be accompanied by appropriate documentation.

Non-registered Participants should contact their Nominee to determine the procedures for terminating their participation in the Plan.

After termination of a Shareholder’s participation in the Plan, all dividends on such Shareholder’s Common Shares will no longer be paid to the Agent.

The Corporation reserves the right to terminate participation in the Plan if the number of Common Shares purchased for a Participant under the Plan is less than one Common Share over a period of twelve consecutive months. Upon termination by the Corporation pursuant to this provision, the Agent will sell fractional Common Shares in the Participant’s account and pay the Participant the proceeds of such sale, net of brokerage commissions, transfer taxes and withholding taxes, if any, together with a cash payment for any fraction of a Common Share in the account which will be converted by the Agent at the prevailing market price at the time of sale.

All cash payments in respect of fractional Common Shares under the Plan to be paid pursuant to the terms of this Plan will be calculated based on the price received by the Agent in respect of the sale of the Common Shares on Canadian open markets, including the facilities of the Toronto Stock Exchange or the alternative Canadian market or the New York Stock Exchange, on the date on which the termination is processed by the Agent.

A Participant having a Canadian mailing address as shown on the records of the Agent will receive payment in Canadian currency and a Participant having a non-Canadian mailing address as shown on the records of the Agent will receive payment in United States currency.

13.       RIGHTS OFFERINGS

If the Corporation makes available to its registered holders of Common Shares any rights to subscribe for additional Common Shares or other securities, rights certificates or similar instruments will, subject to compliance with applicable laws and regulations, be forwarded to Participants in the Plan, or to CDS, DTC or another Nominee, as applicable, in proportion to the number of whole Common Shares owned, including Common Shares being held for them by the Agent. Such rights will not be made available for any fraction of a Common Share held for a Participant.

14.       STOCK DIVIDENDS AND SHARE SUBDIVISIONS

Any stock dividends on the Common Shares will be credited to a Participant’s account based on whole and fractional Common Shares being held for a Participant by the Agent. Common Shares resulting from a share subdivision will also be credited to a Participant’s account based on whole and fractional Common Shares being held for a Participant by the Agent. Certificates and DRS Advices for Common Shares resulting from such a stock dividend or share subdivision with respect to Common Shares held in certificate form by a Participant will be mailed directly to the Participant in the same manner as to Shareholders who are not participating in the Plan.

15.       SHARE VOTING

Whole Common Shares held in a Participant’s account by the Agent will be voted in the same manner as Common Shares held by a Shareholder in certificate form or pursuant to a DRS Advice, either by proxy or by the Participant in person. Shares for which instructions are not received will not be voted. A fractional share does not carry the right to vote.

16.       RESPONSIBILITIES OF THE CORPORATION AND THE AGENT

Neither the Corporation nor the Agent shall be liable for any act or for any omission to act in connection with the operation of the Plan including, without limitation, any claims for liability:

(a)                       with respect to any failure by CDS, DTC or a Nominee to enrol or not enrol in the Plan any holder of Common Shares (or, as applicable, any Common Shares held on such holder’s behalf) in accordance with the holder’s instructions or to not otherwise act upon a Shareholder’s instructions;

(b)                       with respect to the continued enrollment in the Plan of any holder of Common Shares (or, as applicable, any Common Shares held on such holder’s behalf) until receipt of all necessary documentation as provided herein required to terminate participation in the Plan;

(c)                        arising out of the failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death;

(d)                       with respect to the prices and times at which Common Shares are purchased on the open market for the account of or on behalf of a Participant;

(e)                        with respect to any decision to amend or terminate the Plan in accordance with the terms hereof;

(f)                         with respect to any determination made by the Corporation or the Agent regarding a Shareholder’s eligibility to participate in the Plan or any component thereof, including the cancellation of a Shareholder’s participation for failure to satisfy eligibility requirements; or

(g)                        with respect to any taxes or other liabilities payable by a Shareholder in connection with their Common Shares or their participation in the Plan.

By enrolling in the Plan, Participants should acknowledge that neither the Corporation nor the Agent can assure a profit or protect them against a loss on the Common Shares purchased under the Plan.

17.       RISK OF MARKET PRICE FLUCTUATIONS

A Participant’s investment in Common Shares acquired under the Plan is no different from an investment in Common Shares directly held. Accordingly, neither the Corporation nor the Agent can assure a profit or protect Participants against a loss on shares acquired under the Plan and each Participant shall bear the risk of loss and realize the benefits of any gain from market price changes or otherwise with respect to Common Shares acquired under the Plan.

18.       AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

The Corporation reserves the right to amend, suspend or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of the Participants. Where required, amendments to the Plan will be subject to the prior approval of the Toronto Stock Exchange and the New York Stock Exchange, as applicable. All Participants will be sent written notice or be informed by way of news release of the Corporation of any such amendment, suspension or termination. In the event of termination of the Plan by the Corporation, the Agent will send to the Participants (or to their Nominees, as applicable) certificates or DRS Advices for whole Common Shares held for Participants’ accounts under the Plan and cheques in payment for any remaining fractions of Common Shares in Participants’ accounts which will be based on the prevailing market price of the time of sale. In the event of suspension of the Plan by the Corporation, no investment will be made by the Agent during the Investment Period immediately following the effective date of such suspension. Any dividends on the Common Share subject to the Plan and paid after the effective date of such suspension will be remitted by the Agent to the Participants (without interest or deduction thereon except applicable withholding tax).

19.       RULES AND REGULATIONS

The Corporation, in conjunction with the Agent, may from time to time adopt rules and regulations to facilitate the administration of the Plan. The Corporation also reserves the right to regulate and interpret the Plan as it deems necessary or desirable to ensure the efficient and equitable operation of the Plan.

20.       COMPLIANCE WITH LAWS

The operation and implementation of the Plan is subject to compliance with all applicable legal requirements, including obtaining all appropriate regulatory approvals and exemptions from registration and prospectus requirements, and the requirements of any stock exchange on which the Common Shares are listed. The Corporation may limit the Common Shares issuable under the Plan in connection with any discretionary exemptive relief relating to the Plan granted by any securities regulatory authority.

21.       GOVERNING LAW

The Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

22.       CURRENCY

All monetary amounts identified in the Plan are in Canadian and United States dollars, unless otherwise expressly stated.

23.       TAX CONSIDERATIONS

Canadian Federal Income Tax Considerations

The following is a summary of principal Canadian federal income tax considerations generally applicable to Shareholders who participate in the Plan. This summary is of a general nature only, is not exhaustive of all possible tax considerations and is not intended to be legal or tax advice to any particular Shareholder.

This summary is provided by and on behalf of the Corporation and not the Agent. The summary is for general information only and is not intended to be legal or tax advice to any particular Shareholder. Shareholders are urged to consult their own tax advisors as to their particular circumstances.

Certain Canadian Federal Income Tax Considerations

The following is a general summary, as of  July 19, 2013, of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) and the Income Tax Regulations (the “Regulations”) generally applicable to a Participant (a “Specified Participant”) that, at all relevant times, for purposes of the Tax Act, deals at arm’s length with and is not affiliated with the Corporation and holds Common Shares as capital property, all within the meaning of the Tax Act.

This summary does not apply to a Participant: (i) that is a “financial institution” for purposes of  the “mark-to-market” rules in the Tax Act; (ii) that is a “specified financial institution”; (iii) an interest in which is or would constitute a “tax shelter investment”; (iv) that is a corporation resident in Canada that is or becomes a part of a transaction or event or series of transactions or events to which the foreign affiliate dumping rules in section 212.3 of the Tax Act apply; or (v) that reports its “Canadian tax results” in a currency other than Canadian currency, all as defined in the Tax Act.

This summary is based upon the current provisions of the Tax Act and the Regulations in force as of July 19, 2013, specific proposals to amend the Tax Act and the Regulations that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to such date (the “Tax Proposals”), and the current published administrative policies and assessing practices of the Canada Revenue Agency. This summary assumes that the Tax Proposals will be enacted in the form proposed and does not otherwise take into account or anticipate any changes in law or administrative practices, whether by legislative, governmental or judicial decision or action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ from the Canadian federal income tax considerations discussed herein. No assurance can be given that the Tax Proposals will be enacted as proposed or at all, or that legislative, judicial or administrative changes will not modify or change the statements expressed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Participant under the Plan. This summary is not exhaustive of all Canadian federal income tax considerations applicable to Participants. Accordingly, Participants should consult their own tax advisers with respect to the tax consequences applicable to them having regard to their own particular circumstances.

Canadian Residents

This portion of the summary is generally applicable to a Specified Participant that, at all relevant times, for purposes of the Tax Act, is resident in Canada, or is deemed to be resident in Canada (a “Canadian Participant”).

The reinvestment of dividends under the terms of the Plan does not relieve a Canadian Participant from any liability for income taxes that may otherwise be payable on such amounts. In this regard, a Canadian Participant who participates in the Plan will be treated, for tax purposes, as having received, on each dividend payment date, a taxable dividend equal to the amount of the dividend payable on such date, which dividend will be subject to the same tax treatment accorded to taxable dividends received by the Canadian Participant from a taxable Canadian corporation.

For example, in the case of a Canadian Participant who is an individual (including certain trusts), such dividends will be subject to the normal gross-up and dividend tax credit rules applicable to taxable dividends received by an individual from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit for “eligible dividends” properly designated as such by the Corporation. Taxable dividends received by such a Canadian Participant may give rise to minimum tax under the Tax Act. In the case of a Canadian Participant that is a corporation, such dividends will be included in the Canadian Participant’s income and will normally be deductible in computing such Canadian Participant’s taxable income. A Canadian Participant that is a “private corporation” or “subject corporation” (as such terms are defined in the Tax Act) may be liable to pay a 33-1/3% refundable tax under Part IV of the Tax Act on such dividends to the extent that such dividends are deductible in computing the Canadian Participant’s taxable income for the year. Other taxes could apply depending on the circumstances of the Canadian Participant.

If cash dividends are reinvested in Common Shares for a Canadian Participant under the Plan in a Treasury Acquisition, and if the Corporation determines to issue such Common Shares at a discount of up to 5% from the Average Market Price, such discount should not give rise to a taxable benefit under the Tax Act to such Canadian Participant.

A Canadian Participant should not realize any additional income under the Tax Act when the Participant receives certificates for whole Common Shares previously credited to the Participant’s account under the Plan, either upon the Participant’s request, upon termination of participation in the Plan or upon termination of the Plan. Generally, one-half of any capital gain realized by a Canadian Participant on a disposition of a Common Share acquired pursuant to the Plan must be included in the Canadian Participant’s income for the year as a taxable capital gain. Subject to certain specific rules in the Tax Act, one-half of any capital loss realized by a Participant on a disposition of a Common Share in a taxation year will be an allowable capital loss which must be deducted from any taxable capital gains realized by the Canadian Participant in the year of disposition. Allowable capital losses for a taxation year in excess of taxable capital gains for that year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years to the extent and under the circumstances discussed in the Tax Act.

When a Canadian Participant’s participation in the Plan is terminated by the Canadian Participant or the Corporation or when the Plan is terminated by the Corporation, the Canadian Participant may receive a cash payment. A deemed dividend may arise if the cash payment for a fractional Common Share exceeds the paid-up capital in respect of such fractional Common Share and a capital gain (or loss) may also be realized in certain circumstances. A deemed dividend is treated in the manner described above in respect of dividends.

The disposition by a Canadian Participant to the Corporation of a fraction of a Common Share in consideration for cash (either upon the Canadian Participant’s request, upon termination of participation in the Plan or upon termination of the Plan) may give rise to a deemed dividend to the Canadian Participant as well as a capital gain or capital loss.

The cost to a Canadian Participant of Common Shares acquired under the Plan will be the price paid for those shares by the Canadian Participant. The adjusted cost base of such Common Shares to the Canadian Participant will be computed by averaging the cost of those shares with the adjusted cost base of all other Common Shares of the Corporation held by the Canadian Participant as capital property.

A Canadian Participant who disposes of or is deemed to have disposed of Common Shares acquired pursuant to the Plan (including on the disposition of a fraction of a Common Share in consideration for cash upon termination of participation in the Plan or upon termination of the Plan) will generally realize a capital gain (or incur a capital loss) equal to the amount by which the proceeds of disposition of such Common Shares exceed (or are exceeded by) the aggregate of the adjusted cost base of such Common Shares immediately before the disposition or deemed disposition and any reasonable expenses associated with the disposition or deemed disposition. Canadian Participants will generally be subject to the tax treatment normally applicable under the Tax Act in respect of such capital gains or capital losses.  For example, generally one-half of any such capital gain (a “taxable capital gain”) realized by a Canadian Participant must be included in the Canadian Participant’s income for the taxation year in which the disposition occurs.  Capital gains realized by a Canadian Participant who is an individual (including certain trusts) may result in the individual paying minimum tax under the Tax Act. A Canadian Participant that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6-2/3% on its “aggregate investment income” (as defined in the Tax Act) for the year, which is defined to include an amount in respect of taxable capital gains.

U.S. Residents

This portion of the summary is generally applicable to a Specified Participant (a “U.S. Resident Participant”) that, at all relevant times: (i) is neither resident in Canada nor deemed to be resident in Canada for purposes of the Tax Act; (ii) is a resident of the United States and is a “qualifying person” within the meaning of the Canada-United States Income Tax Convention (1980), as amended (the “Treaty”); and (iii) does not use or hold and is not deemed to use or hold Common Shares in a business carried on in Canada. U.S. Resident Participants are urged to consult with their own tax advisors to determine their entitlement to benefits under the Treaty based on their particular circumstances. Special rules, which are not discussed in this summary, may apply to a U.S. Resident Participant that is an insurer that carries on an insurance business in Canada and elsewhere.

The reinvestment of dividends under the terms of the Plan does not relieve a U.S. Resident Participant from any liability for income taxes that may otherwise be payable on such amounts. In this regard, a U.S. Resident Participant who participates in the Plan will be treated, for tax purposes, as having received, on each dividend payment date, a taxable dividend equal to the amount of the dividend payable on such date, which dividend will be subject to the same tax treatment accorded to taxable dividends received by the U.S. Resident Participant from a taxable Canadian corporation. The amount of the dividend will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the U.S. Resident Participant is entitled under the Treaty. Where a U.S. Resident Participant is fully entitled to benefits under the Treaty and is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced to 15%. The amount of dividends to be invested under the Plan will be reduced by the amount of tax withheld.

All cash dividends paid on Common Shares held by a U.S. Resident Participant will generally be subject to the treatment under the Tax Act normally applicable to taxable dividends from taxable Canadian corporations even if such dividends are reinvested in Common Shares under the Plan on behalf of a U.S. Resident Participant. For example, such dividends will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the U.S. Resident Participant is entitled under the Treaty. Under the Treaty if the U.S. Resident Participant is the beneficial owner of such dividends, the applicable rate of Canadian withholding tax is generally reduced to 15%. The amount in respect of such dividends to be reinvested under the Plan will be reduced by the amount of any such applicable withholding tax.

The disposition by a U.S. Resident Participant to the Corporation of a fraction of a Common Share in consideration for cash (either upon the U.S. Resident Participant’s request, upon termination of participation in the Plan or upon termination of the Plan) may give rise to a deemed dividend which is subject to withholding tax as well as capital gain or capital loss.

A U.S. Resident Participant will not be subject to tax under the Tax Act in respect of any capital gain realized by such U.S. Resident Participant on a disposition of Common Shares (including upon the disposition of a fractional Common Share), unless the Common Shares constitute “taxable Canadian property” (as defined in the Tax Act) of the U.S. Resident Participant at the time of the disposition and the U.S. Resident Participant is not entitled to relief under the Treaty. Generally, as long as the Common Shares are listed on a “designated stock exchange” (which includes the Toronto Stock Exchange and the New York Stock Exchange) at a particular time, such shares will not constitute taxable Canadian property to a U.S. Resident Participant at such time unless at any time during the sixty-month period that ends at that time: (a) the U.S. Resident Participant, persons with which the U.S. Resident Participant does not deal at arm’s length, or the U.S. Resident Participant together with all such persons, owned 25% or more of the issued shares of any class or series of shares of the capital stock of the Corporation; and (b) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of (i) real or immovable property situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property described in (i), (ii) and (iii), whether or not such property exists.

Certain United States Tax Considerations for United States Participants

The following is a general summary of certain U.S. federal income tax consequences which may be applicable to a U.S. person (as defined below) who holds Common Shares and participates in the Plan (referred to as a “U.S. Participant”) as of the date hereof. The summary is applicable to U.S. Participants (as defined below) who are residents of the U.S. for purposes of the current Canada-United States Income Tax Convention (1980), as amended. Except where noted, it deals only with Common Shares held as capital assets and it does not deal with all tax aspects that might be relevant to a prospective shareholder in light of its personal circumstances, nor does it deal with particular types of shareholders that are subject to special treatment under the federal income tax laws, such as (i) insurance companies; (ii) tax-exempt organizations; (iii) financial institutions or broker-dealers; (iv) non-U.S. individuals and foreign corporations; (v) U.S. expatriates; (vi) persons who mark-to-market our Common Shares; (vii) subchapter S corporations; (viii) U.S. Participants whose functional currency is not the U.S. dollar; (ix) regulated investment companies; (x) holders who receive Common Shares through the exercise of employee stock options or otherwise as compensation; (xi) persons holding shares of Common Shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment; (xii) persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”); (xiii) persons holding Common Shares through a partnership or similar pass-through entity; and (xiv) persons holding a 10% or more (by vote or value) beneficial interest in the Corporation. Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all possible tax considerations that may be material to an investor and does not constitute legal or tax advice. Persons considering the purchase, ownership or disposition of Common Shares should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including state, local and foreign jurisdictions.

As used herein, the term “U.S. person” means a beneficial holder of a Common Share that is (i) an individual that is a citizen or resident of the U.S., (ii) a corporation or partnership created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, holds Common Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If one is a partner in a partnership holding Common Shares, such partner is urged to consult one’s tax advisor regarding the consequences of the ownership and disposition of Common Shares by the partnership.

Distributions Generally

A U.S. Participant who participates in the Plan generally will be treated for U.S. federal income tax purposes as having received a distribution from the Corporation with respect to its Common Shares equal to the sum of (a) the fair market value of the Common Shares credited to the shareholder’s Plan account, (b) any cash distributions actually received by the shareholder with respect to Common Shares not included in the Plan, (c) any applicable sales or brokerage fees the Corporation pays on the U.S. Participant’s behalf, and (d) any fees or tax withholdings, including Canadian withholding taxes, subtracted from a distribution prior to purchase of Common Shares. The total amount of cash dividends and other distributions will be reported to the U.S. Participant and to the Internal Revenue Service on the appropriate tax form after the end of each year. U.S. Participants should consult their tax advisors regarding the deductibility of any fees subtracted from cash distributions prior to reinvestment of such distributions in Common Shares. The amount of the distribution deemed received may exceed the amount of the cash dividend that was reinvested if the Corporation offers a discount on the purchase price of the Common Shares.

Distributions to U.S. Participants, including any deemed dividend resulting from a discount in the purchase price as discussed below, will constitute dividends to the extent of the Corporation’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. The Code requires this treatment even though a U.S. Participant will never actually receive the reinvested dividends in cash because its dividends are used instead to purchase Common Shares.  Subject to applicable limitations, dividends paid by the Corporation to non-corporate U.S. Participants, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that the Corporation not be classified as a PFIC (as defined below) in the tax year of distribution or in the preceding tax year.  The dividend rules are complex, and each U.S. Participant should consult its own tax advisor regarding the application of such rules.

If a U.S. Participant so elects with respect to all foreign taxes, it will be entitled to a credit against its U.S. federal income tax liability for the Canadian withholding tax imposed on those dividends. The amount of the credit will be subject to limitations contained in the foreign tax credit provisions of the Code. A U.S. Participant that finds that, because of such limitations, it is more advantageous in its particular case to claim Canadian withholding tax as a deduction rather than as a credit may do so, but only for a year for which the U.S. Participant elects to do so with respect to all foreign taxes.

To the extent that the Corporation makes a distribution in excess of its current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Participant’s shares, and the amount of each distribution in excess of a U.S. Participant’s tax basis in its shares will be taxable as gain realized from the sale of its Common Shares.

The amount of any dividend paid in Canadian dollars will equal the U.S. dollar value of the Canadian dollars received calculated by reference to the exchange rate in effect on the date the dividend is received by the U.S. Participant regardless of whether the Canadian dollars are converted into U.S. dollars. If the Canadian dollars received as a dividend are not converted into U.S. dollars on the date of receipt, a U.S. Participant will have a basis in the Canadian dollars equal to the U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or the disposition of the Canadian dollars will be treated as ordinary income or loss.

Certain Dispositions of Shares of the Common Shares

U.S. Participants will not recognize gain or loss for U.S. federal income tax purposes merely upon withdrawal of Common Shares previously credited to a U.S. Participant’s Plan account. However, a U.S. Participant will realize a gain or loss when Common Shares are sold or exchanged, whether pursuant to the U.S. Participant’s request upon termination of participation in the Plan or by the U.S. Participant after receipt of Common Shares from the Plan, and, in the case of any fraction of a Common Share, when the Participant receives a cash adjustment for a fraction of a Common Share. The amount of such gain or loss will be the difference between the amount which the U.S. Participant receives for the Common Shares or fraction of a Common Share and the tax basis therefor. The gain or loss will be a capital gain or loss. Losses recognized by a U.S. Participant upon the disposition of shares of the Common Shares will be considered capital losses, and are generally available only to offset capital gain income of the U.S. Participant but not ordinary income (except in the case of individuals, who may offset up to US$3,000 of ordinary income each year). All or a portion of any loss realized upon a taxable disposition of Common Shares may be disallowed if the taxpayer purchases other Common Shares within 30 days before or after the disposition.

Passive Foreign Investment Company Rules

If the Corporation were to constitute a “passive foreign investment company” under the meaning of Section 1297 of the Code (a “PFIC”, as defined below) for any year during a U.S. Participant’s holding period, then certain different and potentially adverse U.S. federal income tax rules will affect the U.S. federal income tax consequences to a U.S. Participant resulting from the acquisition, ownership and disposition of Common Shares. The U.S. Treasury Department has not issued specific guidance on how the income and assets of a non-U.S. corporation such as the Corporation (a company that derives a substantial part of its operating revenue from the sale of gold and other precious metals that it has agreed to purchase from mining companies) will be treated under the PFIC rules.

Although the matter is not free from doubt, the Corporation believes, on a more likely than not basis, that it presently qualifies, and expects to continue to qualify in the future, for the active commodities business exception for purposes of the PFIC asset test and PFIC income test (both as defined below).  Accordingly, the Corporation believes, on a more-likely-than-not basis, that it was not a PFIC for its tax year ending on December 31, 2012, and based on its current and anticipated business activities and financial expectations, the Corporation expects, on a more-likely-than-not basis, that it will not be a PFIC for its current tax year and for the foreseeable future.  The Corporation, however, also believes that it was a PFIC for its tax year ended December 31, 2011, and prior tax years.

The determination as to whether any corporation was, or will be, a PFIC for a particular tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on its assets and income over the course of such tax year, and, as a result, the Corporation’s PFIC status for its current tax year and any future tax year cannot be predicted with certainty. Accordingly, there can be no assurance that the IRS will not challenge the views of the Corporation (or a Subsidiary PFIC, as defined below) concerning its PFIC status. Each U.S. Participant should consult its own tax advisor regarding the PFIC status of the Corporation and any Subsidiary PFIC (as defined below).

The Corporation generally will be a PFIC if, for a tax year, (a) 75% or more of the gross income of the Corporation is passive income (the “income test”) or (b) 50% or more of the value of the Corporation’s assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “asset test”). “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all (85% or more) of a foreign corporation’s commodities are stock in trade or inventory, real and depreciable property used in a trade or business, or supplies regularly used or consumed in a trade or business, and certain other requirements are satisfied.

For purposes of the PFIC income test and asset test described above, if the Corporation owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Corporation will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and asset test described above, and assuming certain other requirements are met, “passive income” does not include certain interest, dividends, rents, or royalties that are received or accrued by the Corporation from certain “related persons” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

Under certain attribution rules, if the Corporation is a PFIC, U.S. Participants will generally be deemed to own their proportionate share of the Corporation’s direct or indirect equity interest in any company that is also a PFIC (a “Subsidiary PFIC”), and will be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC upon the sale of the shares of the Corporation, and their proportionate share of (a) any excess distributions on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC by the Corporation or by another Subsidiary PFIC, both as if such U.S. Participants directly held the shares of such Subsidiary PFIC. Accordingly, U.S. Participants should be aware that they could be subject to tax even if no distributions from the Corporation are received and no redemptions or other dispositions of shares are made.

Default PFIC Rules Under Section 1291 of the Code

If the Corporation is a PFIC for any tax year during which a U.S. Participant owns Common Shares, the U.S. federal income tax consequences to such U.S. Participant of the acquisition, ownership and disposition of Common Shares will depend on whether and when such U.S. Participant makes an election to treat the Corporation and each Subsidiary PFIC, if any, as a “qualified electing fund” or “QEF” under Section 1295 of the Code (a “QEF Election”) or a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”). A U.S. Participant that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Participant”. If the Corporation was not a PFIC for any tax year in which a U.S. Participant held specific Common Shares, such Common Shares would not be subject to the default PFIC rules under Section 1291.

A Non-Electing U.S. Participant will be subject to the rules of Section 1291 of the Code (described below) with respect to (a) any gain recognized on the sale or other taxable disposition of Common Shares and (b) any excess distribution received on the Common Shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Participant’s holding period for the Common Shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of Common Shares (including an indirect disposition of the stock of any Subsidiary PFIC), and any “excess distribution” received on Common Shares, must be ratably allocated to each day in a Non-Electing U.S. Participant’s holding period for the respective Common Shares. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income. The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Participant that is not a corporation must treat any such interest paid as “personal interest”, which is not deductible.

If the Corporation is a PFIC for any tax year during which a Non-Electing U.S. Participant holds Common Shares, the Corporation will continue to be treated as a PFIC with respect to such Non-Electing U.S. Participant, regardless of whether the Corporation ceases to be a PFIC in one or more subsequent tax years. A Non-Electing U.S. Participant may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above), but not loss, as if such Common Shares were sold on the last day of the last tax year for which the Corporation was a PFIC.

QEF Election

A U.S. Participant that makes a timely and effective QEF Election for the first tax year in which its holding period of its Common Shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its Common Shares. A U.S. Participant that makes a timely and effective QEF Election will be subject to U.S. federal income tax on such U.S. Participant’s pro rata share of (a) the net capital gain of the Corporation, which will be taxed as long-term capital gain to such U.S. Participant, and (b) the ordinary earnings of the Corporation, which will be taxed as ordinary income to such U.S. Participant. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Participant that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which the Corporation is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Participant by the Corporation. However, for any tax year in which the Corporation is a PFIC and has no net income or gain, U.S. Participants that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. Participant that made a QEF Election has an income inclusion, such a U.S. Participant may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Participant is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Participant that makes a timely and effective QEF Election with respect to the Corporation generally (a) may receive a tax-free distribution from the Corporation to the extent that such distribution represents “earnings and profits” of the Corporation that were previously included in income by the U.S. Participant because of such QEF Election and (b) will adjust such U.S. Participant’s tax basis in the Common Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Participant that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Common Shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” if such QEF Election is made for the first year in the U.S. Participant’s holding period for the Common Shares (including Common Shares acquired in a prior tax year) in which the Corporation was a PFIC. A U.S. Participant may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Participant files a U.S. federal income tax return for such year. If a U.S. Participant does not make a timely and effective QEF Election for the first year in the U.S. Participant’s holding period for the Common Shares (including Common Shares acquired in a prior tax year), the U.S. Participant may still be able to make a timely and effective QEF Election in a subsequent year if such U.S. Participant also makes a “purging” election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Common Shares were sold for their fair market value on the day the QEF Election is effective.

If a U.S. Participant owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Participant is a direct shareholder and the Subsidiary PFIC for the QEF rules to apply to both PFICs.

A QEF Election will apply to the tax year for which such QEF Election is timely made and to all subsequent tax years (including subsequent tax years in which additional Common Shares are acquired), unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Participant makes a QEF Election and, in a subsequent tax year, the Corporation ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the Corporation is not a PFIC. Accordingly, if the Corporation becomes a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Participant will be subject to the QEF rules described above during any subsequent tax year in which the Corporation qualifies as a PFIC.

For each tax year that the Corporation qualifies as a PFIC, the Corporation: (a) intends to make available to U.S. Participants, upon their written request, a “PFIC Annual Information Statement” as described in Treasury Regulation Section 1.1295-1(g) (or any successor Treasury Regulation) and (b) upon written request, use commercially reasonable efforts to provide all additional information that such U.S. Participant is required to obtain in connection with maintaining such QEF Election with regard to the Corporation or any of its Subsidiary PFICs. The Corporation may elect to provide such information on its website (www.franco-nevada.com).

A U.S. Participant makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed United States federal income tax return. However, if the Corporation cannot provide the required information with regard to the Corporation or any of its Subsidiary PFICs, U.S. Participants will not be able to make a QEF Election for such entity and will continue to be subject to the rules discussed above that apply to Non-Electing U.S. Participants with respect to the taxation of gains and excess distributions.

Mark-to-Market Election

A U.S. Participant may make a Mark-to-Market Election only if the Common Shares are marketable stock. The Common Shares generally will be “marketable stock” if the Common Shares are regularly traded on (a) a national securities exchange that is registered with the SEC, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and meets other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange ensure active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Provided that the Common Shares are “regularly traded” as described in the preceding sentence, the Common Shares are expected to be marketable stock.

A U.S. Participant that makes a Mark-to-Market Election with respect to its Common Shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such Common Shares. However, if a U.S. Participant does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Participant’s holding period for the Common Shares or such U.S. Participant has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Common Shares.

A U.S. Participant that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which the Corporation is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares, as of the close of such tax year over (b) such U.S. Participant’s tax basis in such Common Shares. A U.S. Participant that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. Participant’s adjusted tax basis in the Common Shares, over (b) the fair market value of such Common Shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

A U.S. Participant that makes a Mark-to-Market Election generally also will adjust such U.S. Participant’s tax basis in the Common Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of Common Shares, a U.S. Participant that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years).

A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Common Shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Participant should consult its own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Participant may be eligible to make a Mark-to-Market Election with respect to the Common Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Participant is treated as owning, because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to eliminate the application of the default rules of Section 1291 of the Code described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Participant that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of Common Shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Participant may vary based on the manner in which Common Shares are transferred.

Certain additional adverse rules will apply with respect to a U.S. Participant if the Corporation is a PFIC, regardless of whether such U.S. Participant makes a QEF Election. For example under Section 1298(b)(6) of the Code, a U.S. Participant that uses Common Shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Common Shares.

Special rules also apply to the amount of foreign tax credit that a U.S. Participant may claim on a distribution from a PFIC. Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and each U.S. Participant should consult with its own tax advisor regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

In any year in which the Corporation is classified as a PFIC, a U.S. Participant may be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. U.S. Participants should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file a IRS Form 8621.

The PFIC rules are complex, and each U.S. Participant should consult its own tax advisor regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership and disposition of Common Shares.

Information Reporting Requirements and Backup Withholding for U.S. Participants

The Corporation may be required to report to U.S. Participants and to the Internal Revenue Service the amount of distributions made or deemed made during each calendar year and the amount of tax withheld, if any. Under some circumstances, U.S. Participants may be subject to backup withholding on payments made with respect to, or cash proceeds of a sale or exchange of, Common Shares. Backup withholding will apply only if the holder (i) fails to furnish its taxpayer identification number (which, for an individual, would be his or her Social Security number); (ii) furnishes an incorrect taxpayer identification number; (iii) is notified by the Internal Revenue Service that the U.S. Participant has failed properly to report payments of interest or distributions and is subject to backup withholding; or (iv) under some circumstances, fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that the U.S. Participant is subject to backup withholding for failure to report interest and distribution payments or has been notified by the Internal Revenue Service that the U.S. Participant is no longer subject to backup withholding for failure to report those payments.

Backup withholding will not apply with respect to payments made to some U.S. Participants, such as corporations in certain circumstances and tax-exempt organizations. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Participant will be allowed as a credit against the U.S. Participant’s United States federal income tax liability and may entitle the U.S. Participant to a refund, provided that the required information is furnished to the Internal Revenue Service. U.S. Participants should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Participants must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Participants that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-United States person, any financial instrument or contract held for investment that has an issuer or counterparty other than a United States person and any interest in a foreign entity. U.S. Participants may be subject to these reporting requirements unless their Shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Participants should consult with their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

Medicare Tax on Passive Income

Certain U.S. Participants that are individuals, estates or trusts will be required to pay an additional 3.8% tax (the “Medicare Tax”) on, among other things, certain dividends on and capital gains from the sale or other disposition of stock. U.S. Participants that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of the Medicare Tax on their ownership and disposition of the Common Shares.

Tax consequences will vary depending on each U.S. Participant’s specific circumstances. Each U.S. Participant should discuss specific tax questions regarding participation in the Plan with one’s own tax advisor.

NOTICES

All notices required to be given under the Plan shall be mailed to each registered Participant (including CDS and financial institutions and stock brokerages holding Common Shares as registered holder on behalf of non-registered Participants) at the address shown on the records of the Agent or at a more recent address as furnished by the registered Participant.

Notices to the Agent shall be addressed as follows:

Computershare Trust Company of Canada

100 University Avenue, 8th Floor

North Tower

Toronto, Ontario

M5J 2Y1

Attention: Dividend Reinvestment Department

Or the National Customer Contact Centre at 1-800-564-6253

Or by visiting www.investorcentre.com/service

Notices to the Corporation shall be addressed as follows:

Franco-Nevada Corporation

199 Bay Street, Suite 2000, P.O. Box 285

Commerce Court West

Toronto, Ontario M5L 1G9

Attention: Chief Legal Officer

Fax No: 416-306-6330

PLAN ADOPTION

The Plan was adopted by the Corporation on July 19, 2013.